Exhibit 10.1

175 Portland Street, 4th Floor

Boston, MA 02114

February 26, 2019

Priya Singhal, MD

175 Portland St., 4th Floor

Boston, MA 02114

Re:Employment Offer

Dear Priya:

On behalf of Zafgen, Inc., a Delaware corporation (the “Company”), I am pleased to offer employment to you. The purpose of this letter is to outline the terms for your employment.

Position:  Your initial position with the Company will be Head of Research and Development, reporting to Zafgen’s CEO, Jeffrey Hatfield. This is a full-time role and it is understood and agreed that you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) after the Start Date without prior written consent from the CEO.

Work Location: You will be based at the Company’s headquarters at 175 Portland Street, Boston, Massachusetts. You agree to travel as reasonably necessary to accomplish your job duties.

Start Date:  Your first day of employment will be by March 4, 2019, unless another date is agreed to by you and the Company. The actual first day of your employment shall be referred to in this document as the “Start Date.”

Salary:  Effective on the Start Date, the Company will pay you a base salary at the annual rate of $435,000.00 (a semi-monthly rate of $18,125.00) (the “Base Salary”) payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your Base Salary shall be subject to periodic review and adjustment at the discretion of the Company. Your base salary in effect at any given time shall be referred to herein as the “Base Salary.”

Annual Bonus:  You will be eligible to receive an annual performance bonus (the “Bonus”). The Company will target the bonus at 40% of your Base Salary (the “Target Bonus”), and will be pro-rated based on your Start Date for the first year. The actual Bonus is discretionary and will be subject to the assessment of your performance, as well as business conditions at the Company as determined by the Board or the Compensation Committee.  To earn any part of the Bonus you must be employed by the Company on the date that the Bonus is paid.

Benefits:   As a regular, full time employee you will be eligible to participate in or receive benefits under the Company’s employee benefits plans in effect from time to time, subject to the terms of such plans. These plans may be amended or terminated with or without prior notice. Currently, the employee programs include health, life, disability and dental insurance. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start.  The Company currently has a Flexible Vacation/PTO Policy. Other provisions of the Company’s vacation and PTO policy are set forth in the policy itself.

Stock Options:  Subject to approval by the Board, you will be granted an option (the “Option”) to purchase 375,000 shares of the Company’s common stock. The exercise price for the Option shall be equal to the fair market value of the Company’s common stock on the date of grant, which will be the closing price of the Company’s stock on the date approved by the Board of Directors. The Option will be governed by the Company’s stock option plan and associated stock option agreement (the “Equity Documents”) including with respect to vesting and exercise rights. The Option will vest over four years at the rate of 25% after twelve months of your Start Date and the remaining shares shall vest in equal monthly installments for a period of 36 months thereafter, until four years after your Start Date, when the Option will be fully vested.

At-will Employment; Accrued Obligations:  Your employment is “at will,” and you are not being offered employment for a definite period of time or pursuant to an employment contract, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you. You will be eligible to receive a Severance and Change in Control Agreement (the “Severance Agreement”), as an employee at the Executive level. Your eligibility under the Severance Agreement is subject to the terms and conditions thereof.

Severance:  In the event the Date of Termination is as a result of a Terminating Event as defined in the Severance Agreement (the “Severance Agreement”), in addition to the Accrued Payments, you shall be entitled to severance pay and benefits subject to and in accordance with the Severance Agreement. The Severance Agreement is incorporated by reference herein.

Confidential Information and Restricted Activities:

As a material condition of your employment, you agree to enter into the Company’s Employee Confidentiality, Assignment and Noncompetition Agreement. A copy of that Agreement is enclosed and the terms are incorporated by reference into this offer letter.

Taxes: All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

Interpretation and Enforcement: This Agreement, including the Severance Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Disputes or any claim related to any Disputes.

Assignment:  Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other, provided however, that the Company may assign its rights and obligations under this Agreement (including the

Severance Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

Miscellaneous:  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the CEO. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instruments.

Other Terms:  By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. Specifically, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

  We are excited about you becoming a Zafgen’s employee.  If you have any questions about this offer, please do not hesitate to contact me.  Otherwise, please confirm your acceptance of this offer of employment by signing below and returning an unmodified copy to me no later than February 27, 2019.

Very truly yours,

/s/ Jeffrey Hatfield

Jeffrey Hatfield, CEO

ACKNOWLEDGED AND AGREED:

/s/ Priya Singhal__

Priya Singhal, MD